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Exhibit 23.3

Consent of KPMG LLP

The Board of Directors
General Electric Company:

We consent to the use of our report incorporated by reference in the Registration Statement on Form S-4 which report dated February 8, 2002, except as to notes 10, 12, and 27, which are as of September 17, 2002, relating to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2001 and 2000, and the related statements of earnings, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 2001, appears in the Form 8-K of General Electric Company dated September 17, 2002. Our report refers to changes in the method of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Stamford, Connecticut
December 18, 2002

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  Exhibit 23.3